UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2026

CF Industries Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32597	20-2697511
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2375 Waterview Drive Northbrook, Illinois	60062
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (847) 405-2400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
common stock, par value $0.01 per share	CF	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 5, 2026, CF Industries Holdings, Inc. (“CF Industries” or the “Company”) announced that Andrew T. Scribner has been elected executive vice president and chief financial officer (principal financial officer), effective May 26, 2026 (the “Effective Date”).

Mr. Scribner, 47, joins CF Industries from Kimberly-Clark Corporation, where Mr. Scribner served as vice president, global controller and head of corporate finance planning and analysis from June 2025 to May 2026 and as chief financial officer - Kimberly-Clark North America from January 2023 to June 2025. He joined Kimberly-Clark from the Gap, Inc., an apparel, accessories, and personal care products company operating under the Old Navy, Gap, Banana Republic, and Athleta brands, where he served as senior vice president, CFO, strategy and inventory management of Banana Republic from 2021 to 2023; senior vice president, chief financial officer of Athleta from 2019 to 2021; and vice president, PMO of Gap, Inc. from 2017 to 2019. Prior to that, Mr. Scribner spent 13 years at The Kraft Heinz Company, and its predecessor company Kraft Foods Group, in roles of increasing responsibility, most recently as vice president and general manager, Kraft Heinz Ingredients.

Mr. Scribner has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with Mr. Scribner’s employment, he will receive a lump sum cash sign-on payment of $140,000, an annual base salary of $675,000 and a target annual incentive (bonus) opportunity equal to 80% of his base salary. Effective as of the Effective Date, Mr. Scribner will also receive a fiscal year 2026 long-term equity incentive award under the Company’s 2022 Equity and Incentive Plan (the “Plan”) with an aggregate value of $2 million that will be comprised of 40% restricted stock units (“RSUs”) and 60% performance restricted stock units (“PRSUs”). Subject to Mr. Scribner’s continued employment or qualifying service with the Company, and subject to accelerated vesting in connection with a Change in Control (as defined in the Plan) or Mr. Scribner’s death or Disability (as defined in the award agreements), (i) the RSUs will vest one-third on the first anniversary of the grant date, one third on January 6, 2028, and one third on January 6, 2029 and (ii) the PRSUs will vest upon the certification by the Compensation and Management Development Committee of the Company’s Board of Directors of the attainment of the performance goals following the end of the three-year performance period ending December 31, 2028. The performance metrics for the PRSUs are structured in the same manner as the PRSUs granted to the Company’s executive officers every year since 2018 and are the same as the PRSUs awarded to the Company’s executive officers in January 2026. The number of PRSUs earned under the PRSUs will be determined based on the Company’s average return on net assets (“RONA”) performance over three one-year periods and subject to a three-year total shareholder return modifier. The RONA performance levels for fiscal 2026 and corresponding payout percentages for the year established by the Compensation and Management Development Committee will be disclosed in the proxy statement for CF Industries’ 2027 annual meeting of shareholders.

Mr. Scribner will also enter into a change in control agreement with the Company, effective as of the Effective Date. Under the terms of this agreement (which will be in the Company’s standard form of change in control agreement for senior executives), Mr. Scribner will generally be entitled to receive certain payments and benefits from the Company if the Company terminates his employment without cause or if he resigns because of good reason, in either case within the period of 24 months following (or in certain cases prior to) a Change in Control (as such terms are defined in the agreements). Following a qualifying termination, the change in control agreement will provide for (i) a lump sum payment equal to two times the sum of his base salary and target annual incentive payment; (ii) welfare benefit continuation for a period of two years and outplacement services for a period of up to two years; and (iii) a pro-rata annual incentive payment for the year of termination, assuming target levels of performance or, if higher, actual year-to-date performance. He will also receive a cash payment equal to the employer matching and annual service contributions that we would have made on his behalf for a period of two years under our defined contribution 401(k) plan and the related amounts that we would have credited to his account balance under our Supplemental Benefit and Deferral Plan.

Item 7.01.	Regulation FD Disclosure.

On May 5, 2026, the Company issued a press release regarding Mr. Scribner’s appointment as Executive Vice President and Chief Financial Officer. The press release is furnished as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

The information furnished in this Item 7.01 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press release dated May 5, 2026
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 5, 2026	CF INDUSTRIES HOLDINGS, INC.

	By:	/s/ Michael P. McGrane
	Name:	Michael P. McGrane
	Title:	Senior Vice President, General Counsel, and Secretary

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